UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: (Date of earliest event reported): March 20, 2008
METRO ONE TELECOMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-27024	93-0995165
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
11220 Murray Scholls Place Beaverton, Oregon 97007
(Address of principal executive offices)
(503) 643-9500
(Registrant’s telephone number, including area code)
Not applicable (Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 21, 2008, Metro One Telecommunications, Inc. (the “Company”) announced that, as part of a strategic business review and in furtherance of its ongoing effort to cut costs and align expenses with reduced revenues, the Company decided to exit its facilities-based wholesale directory assistance business. The determination to exit the directory assistance business on the anticipated schedule was made by the Board of Directors on March 20, 2008. The Company’s strategic review determined that the current economic environment did not provide the potential to deliver an acceptable long-term return on investment and that the Company’s remaining resources would be better spent pursuing its nascent data and contact services businesses and monetizing its patent portfolio.

The directory assistance call centers in Minneapolis, Orlando, Charlotte and Honolulu are slated for closure on May 5, 2008. The Company also intends to reduce corporate staff at the Portland headquarters. Currently, the Company expects to complete this plan by the end of May 2008. The Company estimates a head-count reduction of approximately 600 employees in connection with the closure of these call centers and the reduction in force at the Portland corporate headquarters. Closure of the directory assistance call center in Long Island commenced prior to the Board’s decision to leave the directory assistance business and is expected to be completed by March 31, 2008. Estimated costs associated with the closure of the Long Island call center range from $1,300,000 to $1,600,000.

The Company anticipates that costs to be incurred in connection with the closure of all of the call centers, including Long Island, and the reduction in corporate staff will range from $3.3 million to $4.0 million, which includes approximately $800,000 to $950,000 of employee severance and related benefits, approximately $800,000 to $1,200,000 related to the impairment of furniture, fixture and equipment, and approximately $1,600,000 to $1,700,000 with respect to remaining lease obligations. The Company currently is not able to determine the amount of future charges to be recorded in connection with contract obligations with its current directory assistance customers and others. These costs are anticipated to result in cash expenditures of approximately $2.3 million. The fixed asset impairments are not expected to result in cash expenditures. The Company anticipates that costs associated with severance and asset impairment will be recognized in the first and second quarters of 2008, and that certain cash payments associated with contract termination and lease related costs may be paid during such quarters and in later periods.

The above estimated costs and charges are preliminary and may vary materially based on various factors, including the timing and success of the Company’s customers’ migration to other providers, the resale market for furniture, fixtures and equipment, and changes in management’s assumptions and projections.

This Current Report on Form 8-K includes forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks include, but are not limited to, uncertainties regarding the closing of call centers and anticipated costs and timing of such actions, as well as the factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties. The Company is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Item 2.06.	Material Impairments.
The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.
Item 7.01	Regulation FD Disclosure

The information and exhibit provided pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act or the Securities Act of 1933, as amended. The information furnished pursuant to this Item 7.01 shall instead be deemed “furnished.

On March 21, 2008, the Company issued a press release announcing the exit plan described in Item 2.05 of this Form 8-K and related matters. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

Item 8.01	Other Events.

The benefactor of a letter of credit maintained by the Company in the amount of $3,000,000 related to its workers’ compensation program agreed to a reduction in the amount of the letter of credit to $1,700,000 based on lower than expected workers’ compensation claims. On March 21, 2008, the amount payable under the letter of credit and the certificate of deposit were reduced by $1,300,000 resulting in an increase in the Company’s cash and cash equivalents and a reduction of its restricted cash to $1,700,000.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is attached with this report on Form 8-K:

99.1	Press Release dated March 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRO ONE TELECOMMUNICATIONS, INC.
Date: March 26, 2008	By:	/s/ William Hergenhan
William Hergenhan, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

99.1	Press Release dated March 21, 2008

-3-